EXHIBIT 10.15

                              EMPLOYMENT AGREEMENT

         This Employment Agreement , as amended, (hereinafter referred to as "Agreement") entered into as of July 1, 2004, by and between National Coal Corporation, a corporation organized and existing under the laws of the State of Tennessee with its principal place of business at 319 Ebenezer Road, Knoxville, Tennessee (hereinafter referred to as "Company"), National Coal Corp. Group International, Inc., a corporation organized under the laws of the State of Florida, and Jon E. Nix residing at 1308 Joe Hinton Road, Unit I, Knoxville, Tennessee 37931 (Employee).

                                   WITNESSETH:

         WHEREAS, the Company has purchased all or substantially all of National Coal Corp., a corporation organized and existing under the laws of the State of Florida (hereinafter referred to as "Acquired Company"); and

         WHEREAS, Employee is presently the President and Chief Executive Officer of the Company and has served in that capacity since the inception of the corporation; and

         WHEREAS, the Company desires to continue to employ Employee in such capacity and Employee desires such employment; and

         WHEREAS, Employee's leadership has contributed significantly to the success of the Company since its inception; and

         WHEREAS, the Acquired Company joins in the execution of this Agreement in order to evidence its consent hereto and agreement herewith.

         NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter set forth, and of other good and valuable consideration, the receipt of which is hereby acknowledged by each party to the other, the parties hereto agree as follows:

SECTION  1: EMPLOYMENT AND TERM OF AGREEMENT

         1.1 EMPLOYMENT. The Company hereby employs Employee and Employee accepts employment as President and Chief Executive Officer of the Company.

         1.2 DUTIES. a. During the term of his employment pursuant to this Agreement, Employee shall serve the Company faithfully and to the best of his ability and shall devote his business and professional time, energy, and diligence to the performance of the duties of such office and he shall perform such services and duties in connection with the business and affairs of the Company (i) as are customarily incident to such office and (ii) subject to
Section 1.2(b) hereof, as may reasonably be assigned or delegated to him from time to time by the Board of Directors of the Company. Employee shall also serve as a director of the Company and each of its subsidiaries and affiliates.


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         b.       Notwithstanding  the foregoing,  Employee shall be principally responsible for, and shall have full power and authority to direct, the management and operation of the business of the Company, including, but not limited to (i) preparing and implementing an operating budget in coordination with the Company's sales and marketing team; (ii) planning and budgeting for the production of inventory such that orders for the Company's products can be met on a reasonably timely basis; (iii) planning and budgeting for the organization and development of the Company's production and office facilities; (iv) research and development activities relating to new products of the Company and improvements to the Company's existing products; (v) all technical, operational,
and  other  aspects  of   manufacturing   the  Company's   products;   (vi)  all
distribution,   marketing,  and  sales  activities  relating  to  the  Company's
products;  and  (vii)  compliance  with  all  applicable   requirements  of  any
applicable federal, state, or local government agency or entity and any applicable law or regulation concerning the Company's products, facilities, and business. To the extent permitted by law, and as long as no event described in
Section 3.1(b) or (c) has occurred and is continuing, the Board of Directors of the Company shall take no action to restrict or interfere with the powers and responsibilities assigned and delegated to Employee pursuant to this Agreement.

         c. Notwithstanding the foregoing, it is understood that Employee shall continue to provide services to Jenco Capital Corporation, Kyten Energy Corporation, Strata Coal, LLC, Perdase Holdings, Inc., and other individuals or entities with regard to investment banking, and that the performance of such services shall not be used as a basis for termination under Section 3.1 and shall not constitute a breach of Employee's representations or obligations under
Section 6.9.

         1.3 TERM OF EMPLOYMENT. Unless earlier terminated pursuant to the provisions hereof, the initial term of Employee's employment under this Agreement shall be for the period of two (2) years commencing with the date of this Agreement. Said term shall be automatically renewed thereafter for successive two-year terms unless the Board of Directors of the Company or any successor entity provides Employee with written notice that the Agreement will not be renewed (Notice of Non-Renewal) no later than 120 days prior to the expiration of the then-current term. Notwithstanding the foregoing, in the event a Change in Control (as defined below) occurs during the then-current term, the term of this Agreement shall not end prior to the first anniversary of such Change in Control.

SECTION  2: COMPENSATION, BENEFITS AND OTHER ENTITLEMENTS

         2.1 BASE SALARY. a. As compensation for his services hereunder and as consideration for his covenant not to compete provided for in Section 4 hereof, Employee shall be paid a base annual salary at the rate of THREE HUNDRED THOUSAND AND 00/00 DOLLARS ($300,000.00) PER YEAR, which rate of compensation shall be in effect from the Effective Date until the end of the initial term set forth in Section 1.3 hereof. Thereafter, the base annual salary shall be at the rate determined in good faith by the Company's Board of Directors at the Board's regularly scheduled


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meeting next following the end of each fiscal year or upon any special  meeting, based upon the Company's review of Employee's performance during the preceding fiscal year or lesser period, but shall not be reduced below the base annual salary in effect at the end of the immediately preceding fiscal year. The base annual salary shall be payable at such periodic intervals, not less than weekly, as from time to time are applicable with respect to salaried executive personnel of the Company, and shall be inclusive of all applicable income taxes, Social Security, and other taxes and charges that are required by law to be withheld by the Company or that are requested to be withheld by Employee.

         b. If Employee's base annual salary is hereafter increased by the Board of Directors, it shall not thereafter be reduced below a figure equal to the amount of base annual salary in effect immediately prior to such increase, together with an amount equal to the product of (x) the amount of base annual salary in effect immediately prior to such increase, multiplied by (y) the percentage increase in the consumer price index in Nashville, Tennessee to the last day of the fiscal year preceding any such reduction.

         2.2 BONUS. For each full fiscal year during which Employee is employed as the Company's President and/or Chief Executive Officer pursuant to this Agreement, commencing with the fiscal year ending on December 31, 2003, Employee shall be paid an annual cash bonus in an amount to be determined in good faith by the Board of Directors but not more than an amount equal to fifty percent (50%) of the base amount of Employee's salary, which bonus shall be payable in a lump sum on or before December 30 of each year.

         2.3 INSURANCE. The Company shall provide to Employee the standard package of family insurance benefits which are from time to time provided to other executive employees, including medical and major medical insurance coverage. The Company shall also provide to Employee long term care and disability income insurance coverage (at Employee's option), in an amount equal to not less than eighty percent (80%) of his base annual salary with benefits commencing upon termination of all disability payments by the Company under
Section 3.3 hereof, and with disability for purposes of such coverage being defined as the inability to perform the usual and customary activities as President and Chief Executive Officer of the Company. The Company shall also provide to Employee a policy of life insurance, at Employee's option, in the amount of his base annual salary issued on a basis of being paid up at age 65, which shall be transferred to Employee with its cash value intact upon the termination of his employment hereunder for any reason. The disability insurance, the long-term care insurance, and the life insurance policies shall be issued on a basis that would permit Employee to continue coverage under such policies upon termination of his employment with the Company at his own expense or, in circumstances where the Company is obligated to pay for continued coverage under paragraph 3.3 below, at the Company's expense.

         2.4      OTHER  BENEFITS.   The  Company  shall  provide  Employee  the
following additional benefits:


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         a.       A  Company  owned  and  maintained   automobile   suitable  to
Employee's position and appropriate for the performance of his duties, such automobile to be replaced at appropriate intervals.

         b. Reimbursement of all reasonable expenses incurred for Company business, provided the same are of a type which are allowable for deductions under applicable federal tax law.

         c. Reimbursement for accounting, tax, legal, and financial services to be performed by accountants, lawyers, or other professionals of his choice to assist Employee in financial, estate and tax planning, and tax reporting, provided that the Company shall not be obligated to reimburse Employee more than Ten Thousand and 00/00 Dollars ($10,000.00) per year for such expenses.

         d. Paid vacation of four (4) weeks per year, or such greater amount as may be permitted from time to time by the Company's vacation policy, to be taken at such time as selected by Employee. If Employee does not use at least two (2) weeks' vacation in any fiscal year of the Company, Employee shall be entitled, at his option by notice to the Company no later than (10) days after the end of such fiscal year, to add any and all unused vacation days to the paid vacation permitted under this Agreement for the following fiscal year.

         e. Employee shall be entitled to short-term medical leave benefits for up to three months for time out of work due to a psychological or physical illness, injury, or condition. Such benefits shall include full pay to Employee for any leave which is due to medical or psychological conditions as supported by appropriate written verification from Employee's treating medical or psychological/psychiatric professional.

         f. In addition to the benefits bestowed upon Employee in this Agreement, Employee shall be entitled to participate in and enjoy benefits as are generally extended to employees serving in an executive capacity, including any capacity similar to that of Employee, in accordance with the Company's customary practices and policies.

         g. In addition to the other benefits provided to the employee in this Agreement, the company agrees that the company paid "key man life insurance" shall upon the employees death be distributable fifty percent (50%) to the company and fifty percent (50%) to the employee's heirs as he may direct in his will.

SECTION  3: TERMINATION OF EMPLOYMENT

         3.1 TERMINATION BY COMPANY. The Company shall have the right to terminate Employee's employment at any time upon the occurrence of any one of the following events:

         a. Employee's death or the inability of Employee to adequately perform his duties as President and/or Chief Executive Officer, as determined in good faith by the Company's Board


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of  Directors,  for more than 90  consecutive  days as a result of the mental or physical illness or condition of Employee; or

         b. Conduct of Employee in connection with his employment hereunder involving any of the following, other than by reason of mental or physical illness or condition and as determined by a majority vote of the Board of Directors after notice to Employee (as described below) and advice of independent legal counsel:

         i. Habitual and continued unavailability to act or respond on behalf of the Company;

         ii.      Willful misconduct or fraud;

         iii. Conviction, by a court of competent jurisdiction, of a felony (whether or not committed during the term hereof or in the course of employment hereunder);

         iv. Willful, continued, and material failure to observe or perform the duties of his employment hereunder;

         v. Willfully acting in a manner materially adverse to the best interests of the Company; and

         vi. Habitual neglect of the faithful performance of the duties of his employment hereunder.

         c. With regard to Section 3.1(b), Company shall first provide Employee with 45 days written notice of such alleged misconduct, including a specific description of such breach, failure, or neglect of duty or obligation sufficient to allow Employee an opportunity to correct such noted problems. Employee shall not be terminated under paragraph 3.1(b) unless, after the notice period expires, Employee continues to fail to satisfactorily perform his duties. Prior to any vote regarding misconduct, Employee will be given the opportunity to appear before the Board, with his legal counsel, to present any relevant information he believes the Board should consider in making such a decision.

         d. In the event of a Change in Control, which shall, for purposes of this Agreement, be defined as set forth in the attached Exhibit A, which is incorporated herein by reference; provided, however, that in the case of termination pursuant to this Section 3.1(d), the Board of Directors of the Company shall make a determination either to terminate Employee's employment hereunder or continue such employment within six (6) months after the effective date of the Change in Control and shall give Employee ninety (90) days' notice of any such determination to terminate Employee's employment hereunder, and the failure to make such determination within such six-month period will be deemed an election by the Company to continue Employee's employment hereunder.


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         3.2      TERMINATION BY EMPLOYEE.

         a. If substantial differences of opinion between Employee and the Board and/or the ownership of the Company should develop, or other circumstances should arise such that Employee, in good faith, no longer feels that he can function effectively as President and/or Chief Executive Officer of the Company, then Employee may elect to resign from his employment hereunder by giving 30 days' written notice to the Company.

         b. Employee may elect to resign from employment with the Company, upon 30 days written notice, if, in Employee's reasonable judgment, one or more of the following events has occurred:

         i. A material change in Employee's duties, responsibilities, authority, or status with the Company, without Employee's consent;

         ii. A significant increase in the amount of travel required for Employee to perform his job, without Employee's consent; or

         iii. Any other matter or circumstance requested by the Board of Directors of the Company if either (a) made with the intent of hindering Employee in the performance of his duties hereunder or creating an incentive for Employee to exercise his rights under Section 3.2 hereof or (b) the effect of such request could reasonably be expected to hinder Employee in the performance of his duties hereunder or create an incentive for Employee to exercise his rights under Section 3.2 hereof.

         c. Employee may resign with 30 days' written notice if the Company issues a notice of non-renewal of this Agreement.

         3.3      PAYMENT OF SEVERANCE BENEFITS UPON TERMINATION.

         (a) In the event of termination of Employee's employment pursuant to Section 3.1 or 3.2 above (other than pursuant to Section 3.1 (b) above), Employee will be entitled to the following severance benefits (collectively "Severance") upon execution of a Release of Claims in a form substantially similar to that attached hereto as Exhibit B, which is incorporated herein by reference, within 21 days of his separation:

         i. Continuation of Employee's base annual salary for the Severance Period (as defined below) at the rate in effect at the time of such termination and payable at the time and in the manner such payments would have been made to Employee if such termination had not occurred;

         ii. A prorated annual cash bonus payment calculated by multiplying the target amount (50% of base salary) by a fraction, the numerator of which is the number of calendar months (full or partial) during which Employee was employed by the Company in the fiscal year of his separation from employment and the denominator of which is 12, said prorated bonus to be payable as soon as practicable following Employee's separation from employment;


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         iii.     Continued insurance coverage,  as described in Section 2.3 and to include medical and major medical coverage for Employee and his eligible dependents, at the Company's expense for the Severance Period; provided, however, that Employee will be responsible for any co-payments, deductibles, or other out-of-pocket expenses associated with use of any health coverage;

         iv. Continued use, during the Severance Period, of a company-owned and maintained automobile suitable to Employee's prior position as President and/or Chief Executive Officer; and

         v.       Reimbursement   for  accounting,   tax,  legal  and  financial
services, as described in Section 2.4(c), up to $10,000.00 in each fiscal year during the Severance Period.

         For purposes of this Agreement, the Severance Period shall be twenty-four (24) months if Employee's separation from employment does not occur within twelve (12) months of a Change in Control, but, in the event that Employee's separation from employment does occur within twelve (12) months of a Change in Control, the Severance Period shall be thirty-six (36) months. The full amount of the total salary continuation payments provided for above shall be payable in full within thirty (30) days after the effective date of
Employee's severance-qualifying termination to an escrow agent mutually satisfactory to the Company and Employee under irrevocable written instructions to make payments of the Severance to Employee (or in the event of Employee's death, to his estate), at the time and in the manner that such payments would have been made to Employee if such termination had not taken place.

         (b) In the event of termination pursuant to Section 3.1 (b), all salary and benefits (other than vested benefits under any pension, profit sharing or other compensation or benefit plan) shall cease at the time of termination.

         (c) In the event of a Change in Control, the Company, at its sole expense, shall cause its independent auditors promptly to review all payments, distributions, and benefits that have been made to or provided to, and are to be made to or provided to, Employee under this Agreement, and any other agreement and plan benefiting Employee, to determine the applicability of Section 4999 of the United States Internal Revenue Code of 1986, as amended (the "Code"). If the Company's independent auditors determine that any such payments, distributions, or benefits are subject to excise taxes as provided under Section 4999 of the Code (the "Excise Tax"), then such payment, distributions, or benefits (the "Original Payments") shall be increased by an amount (the "Gross-Up Amount") such that, after the Company withholds all taxes due, including any excise and employment taxes imposed on the Gross-Up Amount, Employee will retain a net amount equal to the Original Payments less income and employment taxes on that amount. Employee agrees to cooperate with the Company's independent auditors by providing necessary information to perform this analysis/calculation, and the Company agrees that Employee shall be entitled to copies of the calculations. The intent of the parties is that the Company shall be solely responsible for, and shall pay, any Excise Tax on the Original Payments and Gross-Up Amount and any income and employment taxes (including, without limitation, penalties and interest)


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imposed on the Gross-Up Amount. If no determination by the Company's independent auditors is made prior to the time Employee is required to file a tax return reflecting any portion of the Original Payments, Employee will be entitled to receive a Gross-Up Amount calculated on the basis of the Original Payments Employee reported in such tax return within 30 days of the filing of such tax return. If any tax authority finally determines that a greater Excise Tax should be imposed upon the Original Payments than is determined by the Company's independent auditors or reflected on Employee's tax returns, Employee shall be entitled to receive the full Gross-Up Amount calculated on the basis of such additional amount of Excise Tax determined to be payable by such tax authority (including related penalties and interest) from the Company within 30 days of such determination as long as Employee has taken all reasonable actions to minimize any such amounts. If any tax authority finally determines the Excise Tax to be less than the amount taken into account hereunder in calculating the Gross-Up Amount, Employee shall repay to the Company, within 30 days of his receipt of a refund resulting from that determination, the portion of the Gross-Up Amount attributable to such reduction (plus the refunded portion of the Gross-Up Amount attributable to the Excise Tax and federal, state, and local income and employment taxes imposed on the portion of the Gross-Up Amount being repaid, less any additional income tax resulting from such refund).

SECTION  4: NONCOMPETITION

         The parties recognize that in the course of Employee's employment with the Company, Employee has had and will continue to have access to a substantial amount of confidential and proprietary information and trade secrets relating to the business of the Company, and that it would be detrimental to the business of the Company, and have a substantial detrimental effect on the value to the Company of Employee's employment if Employee were to compete with the Company upon termination of his employment. Employee therefore agrees, in consideration of the Company entering this Agreement and establishing the base annual compensation and other compensation and benefits at the level herein provided for, that during the period of the term of his employment with the Company, whether pursuant to this Agreement or otherwise, and, if and only if Employee's employment is terminated pursuant to Section 3.1(b) above, for a period of one
(1) year thereafter, he shall not, without the prior written consent of the Company, directly as principal, partner, director, or stockholder or through any corporation, partnership, or other entity (including, without limitation, a sole proprietorship), engage or participate in, or assist in any manner or in any capacity, or have any interest in or make any loan to, or otherwise be related with, any person, firm, corporation, association, or other entity located anywhere within fifty (50) miles of any of the Company's business locations and engaged in any business competing in any material way with the business of the Company or any subsidiary of the Company as such business exists as of the date of termination of employment; provided, however, that the foregoing shall not prevent Employee from owning up to five percent (5%) of the outstanding securities of, or being employed by, a publicly held corporation that may compete with the Company. For purposes hereof, a business shall not be deemed to be competing with the Company in a material way unless it manufactures, sells, distributes, or otherwise deals in one or more products manufactured, sold, distributed or otherwise dealt in by the Company and which


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product or products  account  for at least five  percent  (5%) of the  Company's gross sales volume at the time in question.

         The parties believe, in light of the facts known as of the date hereof, and after considering the nature and extent of the Company's business, the amount of compensation and other benefits provided herein, and the damage that could be done to the Company's business by Employee's competing with the Company, that the foregoing covenant not to compete is reasonable in time, scope, and geographical limitation. However, if any court should construe the time, scope, or geographical limitation of the covenant not to compete to be too broad or extensive, it is the intention of the parties that the contract be automatically reformed, and as so reformed, enforced, to the maximum limits which may be found to be reasonable by such court.

SECTION 5 CONFIDENTIAL INFORMATION.

         5.1 COMPANY INFORMATION. Employee agrees at all times during the term hereof and thereafter, to hold in strictest confidence, and not to use or disclose, except for the benefit of the Company or as authorized by the Company, the Confidential Information of Company. Employee understands that "Confidential Information" means any Company proprietary information, trade secrets and other information not generally known to the public, such as technical and non-technical data, know-how, research, product plans, marketing plans, products, business forecasts, services, customer lists and customers (including, but not limited to, customers of Company on whom Employee may call or with whom Employee becomes more acquainted during the term of this Agreement or has become acquainted with during any prior period in which he performed services for the Company), information regarding employees of the Company, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, financial or other business information disclosed to Employee by the Company, either directly or indirectly in writing, electronically, orally or by drawings or observation of parts or equipment prior to or after the commencement of this Agreement.

         In light of the highly competitive nature of the industry in which Company conducts its business, Employee agrees that all Confidential Information heretofore or in the future obtained by the Employee as a result of the Employee's association with Company, shall be considered confidential. In recognition of this fact, Employee agrees that he will not, except in the performance of his duties under this Agreement or except as otherwise provided herein, during and after the execution of this Agreement (for so long as such information otherwise remains confidential), disclose any of such Confidential Information to any person or entity for any reason or purpose whatsoever, and he will not make use of any Confidential Information for his own purposes or for the benefit of any person or entity (except Company) under any circumstances not authorized by the Company. The provisions contained in this paragraph shall also apply to information obtained by Employee with respect to any subsidiary of or company otherwise affiliated with Company.


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         In the event that Employee is requested or required (by oral questions,
interrogatories,   requests  for  information  or  documents,   subpoena,  civil
investigative  demand, any informal or formal investigation by any government or
governmental   agency  or  authority  or  otherwise)  to  disclose  any  of  the
Confidential Information, Employee will notify Company promptly in writing so that Company may seek a protective order or other appropriate remedy or, in Company's sole discretion, waive compliance with the terms of this Agreement. Employee agrees not to oppose any action by Company to obtain a protective order or other appropriate remedy. In the event that no such protective order or other remedy is obtained, or that Company waives compliance with the terms of this
Agreement,   Employee  will  furnish  only  that  portion  of  the  Confidential
Information which Employee is advised in writing by his own independent counsel that he is legally required to furnish and will exercise his reasonable best efforts, at Company's expense, to obtain reliable assurance that confidential treatment will be accorded to the Confidential Information. To the extent that Employee retains counsel to assist him in any situation covered by this paragraph, he shall be entitled to reimbursement for reasonable fees incurred in obtaining advice and representation.

         5.2 THIRD PARTY INFORMATION. Employee recognizes that Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Employee work for Company consistent with Company' agreement with such third party. Employee agrees to comply with Company's policies and procedures, as applicable from time to time with respect to such information.

SECTION 6: MISCELLANEOUS PROVISIONS

         6.1 OUTPLACEMENT SERVICE. In the event of termination of Employee's employment by the Company, the Company shall, upon the request of Employee (a) pay for outplacement service for Employee for a period of twelve
(12) months, such payment to be made to an agency selected by Employee, based upon the customary fees charged by nationally rated firms engaged in providing such services for executives of similar level, qualifications, and experience, and (b) provide to Employee, for a reasonable time following termination of employment, not to exceed twelve (12) months, office space and secretarial support to assist Employee in searching for and obtaining a new position, such office space to be provided in a location reasonably determined by the Company.

         6.2 INDEMNITY. The Company shall indemnify Employee and hold him harmless for all acts or decisions made by him in good faith while performing services for the Company to the full extent permitted by applicable law.

         6.3 NON-DISPARAGEMENT. Except as compelled to do so by law, the Company and its past and present affiliated companies and their officers, directors, and employees shall refrain from making any remark or taking any action which disparages, defames, or places Employee in a negative light, and Employee shall refrain from making any remark or taking any action which disparages, defames, or places the Company or any of its parent, subsidiary, or affiliated companies or their past or present officers, directors, or employees in a negative light.

         6.4 EMPLOYEE BENEFITS. This Agreement shall not be construed to be in lieu or to the exclusion of any other rights, benefits, and privileges to which Employee may be entitled as an employee of the Company under any retirement, pension, profit-sharing, insurance, hospital, or other plans or benefits that may now be in effect or that may hereafter be adopted.

         6.5      GOVERNING  LAW.  This  Agreement  shall  be  governed  by  and
construed  in  accordance  with  the  laws  of  the  State  of  Tennessee,   and
jurisdiction shall lie in the courts of competent jurisdiction in Knox County.

         6.6 ENTIRE AGREEMENT. This Agreement constitutes the entire understanding of the Company and Employee with respect to its subject matter, supersedes any prior agreement or arrangement relative to Employee's employment by the Company, and no modification, supplement, or amendment of any provision hereof shall be valid unless made in writing and signed by the parties.

         6.7 SUCCESSORS AND ASSIGNS; PERMITTED ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the Company and Employee and their respective successors, executors. administrators, heirs and/or permitted assigns; provided, however, that neither Employee nor the Company may make any assignment of this Agreement or any interest therein, by operation of law or otherwise, without the prior written consent of the other parties hereto, except that, without such consent, the Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of dissolution, merger, consolidation, transfer of assets, or otherwise, provided that such successor assumes in writing all of the obligations of the Company under this Agreement, subject, however, to Employee's right of termination as provided in Section 3.2 hereof.

         6.8 CAPTIONS. The captions set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement or as in any way limiting or amplifying the terms and conditions hereof.

         6.9 NO CONFLICTING OBLIGATIONS. Employee represents and warrants to the Company that he is not under, or bound to be under in the future, any obligation to any person, firm, or corporation that is or would be inconsistent or in conflict with this Agreement or would prevent, limit, or impair in any way the performance by him of his obligations hereunder.

         6.10 WAIVERS. The failure of any party to require the performance or satisfaction of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

         6.11 NOTICES. Any notice given hereunder shall be in writing and delivered or mailed by registered or certified mail, return receipt requested:

         (a)      if  to  the  Company:       319  Ebenezer   Road
                                              Knoxville, TN 37923

         (b)      if to the  Employee:        1308 Joe Hinton  Road,
                                              Unit I Knoxville, TN 37931

         6.12 SEVERABILITY. In the event that any court having jurisdiction shall determine that any restrictive covenant or other provision contained in this Agreement shall be unreasonable or unenforceable in any respect, then such covenant or other provision shall be deemed limited to the extent that such other court deems it reasonable or enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such covenant or other provision wholly unenforceable, the remaining covenants and other provisions of this Agreement shall nevertheless remain in full force and effect.

         6.13 COUNTERPARTS. More than one counterpart of this Agreement may be executed by the parties hereto, and each fully executed counterpart shall be deemed an original.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal and delivered as of the date first above written.

                                      NATIONAL COAL CORPORATION

                                      By: /s/ JON E. NIX
                                      ----------------------------------
                                      Jon E. Nix, President

                                      EMPLOYEE:

                                      /s/ JON E. NIX
                                      ----------------------------------
                                      Jon E. Nix

AGREED TO AND ACKNOWLEDGED:

National Coal Corp.

By: /s/ JON E. NIX
---------------------------
Jon E. Nix, President

                                    EXHIBIT A

                         DEFINITION OF CHANGE IN CONTROL

         The occurrence of any of the following events shall constitute a Change in Control for purposes of this Agreement: (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) other than National Coal Company, any trustee or other fiduciary holding securities under any employee benefit plan of National Coal Company, or any company owned, directly or indirectly, by the stockholders of National Coal Company in substantially the same proportions as their ownership of National Coal Company is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of National Coal Company representing 30% or more of the combined voting power of National Coal Company's then-outstanding securities; (b) during any period of two consecutive years (not including any period prior to the effective date of this Agreement), individuals who, at the beginning of such period, constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with National Coal Company to effect a transaction described in clause (a), (c), or (d) of this Exhibit A) whose election by the Board or nomination for election by National Coal Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;
(c) the consummation of a merger or consolidation of National Coal Company with any other corporation, other than a merger or consolidation which would result in the voting securities of National Coal Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of National Coal Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of National Coal Corporation (or similar transaction) in which no person acquires no more than 30% of the combined voting power of National Coal Company's then-outstanding securities shall not constitute a Change in Control of National Coal Company; or (d) the stockholders of National Coal Company approve a plan of complete liquidation of National Coal Company or an agreement for the sale or disposition by National Coal Company of all or substantially all of National Coal Company's assets.

                                   EXHIBIT B

         I acknowledge that I have had twenty-one days to decide whether to execute this Release of Claims ("Release") and that I have been advised to consult an attorney before executing this Release. I acknowledge that I have seven days from the date I execute this Release to revoke my signature. I understand that if I choose to revoke this Release I must deliver my written revocation to National Coal Company before the end of the seven-day period.

         I, for myself, my heirs, successors, and assigns, do hereby settle, waive, and release National Coal Company (the "Company") and any of its past and present officers, owners, stockholders, partners, directors, agents, employees, successors, predecessors, assigns, representatives, attorneys, divisions, subsidiaries, or affiliates from any and all claims, charges, complaints, rights, demands, actions, and causes of actions of any kind or character, in contract, tort, or otherwise, based on actions or omissions occurring in the past and/or present, and regardless of whether known or unknown to me at this time, including those not specifically mentioned in this Release. Among the rights, claims, and causes of action which I give up under this Release are those arising in connection with my employment and the termination of that employment, including, without limitation, rights or claims under federal, state, and local fair employment practice or discrimination laws (including the various Civil Rights Acts, the Age Discrimination in Employment Act, the Equal Pay Act, and the Tennessee Commission on Human Rights Act), laws pertaining to breach of employment contract, wrongful termination or other wrongful treatment, and any other laws or rights relating to my employment with the Company and the termination of that employment. I acknowledge that I am aware of my rights under the Age Discrimination in Employment Act, and that I am knowingly and voluntarily waiving and releasing any claim of age discrimination which I may have under that statute as part of this Release. This agreement does not waive or release any rights, claims, or causes of action that may arise from acts or omissions occurring after the date I execute this Release, nor does this agreement waive or release any rights, claims or causes of action relating to
(a) indemnification from the Company and its affiliates with respect to my activities on behalf of the Company and its affiliates prior to my termination of employment, (b) compensation or benefits to which I am entitled under any compensation or benefits plan of the Company or its affiliates, (c) amounts to which I am entitled pursuant to the agreement to which a form of this Release of Claims was attached as Exhibit B, (d) my right to file a charge with, or participate in any investigation conducted by, any federal, state, or local agency charged with enforcing laws prohibiting employment discrimination, (e) my right to challenge the voluntary and knowing nature of this release in court or before any federal, state, or local agency charged with enforcing employment laws, or (f) any right, claim, or cause of action arising after the effective date of this Release.